Exhibit 99.1

Cognex Corporation Announces Second Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the second quarter ended June 29, 2008. Revenue, income and income per share from continuing operations for the quarter and six months ended June 29, 2008 are compared to the second quarter of 2007, the first quarter of 2008, and the first six months of 2007 in the table below.

Table 1 (a)

	Revenue from Continuing Operations	Income from Continuing Operations	Income from Continuing Operations per Diluted Share
Quarterly Comparisons
Current quarter: Q2-08	$67,089,000	$8,762,000	$0.21
Prior year’s quarter: Q2-07	$54,742,000	$3,940,000	$0.09
Change from Q2-07 to Q2-08	23%	122%	131%
Prior quarter: Q1-08	$60,513,000	$8,591,000	$0.20
Change from Q1-08 to Q2-08	11%	2%	3%
Year to Date Comparisons
Six months ended June 29, 2008	$127,602,000	$17,352,000	$0.41
Six months ended July 1, 2007	$105,669,000	$8,627,000	$0.19
Change from first six months of 2007 to first six months of 2008	21%	101%	110%

(a) Table 1 does not include “Loss from Operations of Discontinued Business, Net of Tax”, which relates to the company’s lane departure warning business that was sold on July 1, 2008 and is included in reported net income. For the full income statement, please see Exhibit 1.

“I am pleased with our operating results for the second quarter of 2008,” said Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex. “From an operations standpoint, we executed well and grew our business significantly at the top and operating income lines on both a sequential and year-on-year basis. And, this growth came with a higher level of profitability; our operating profit margin increased to 16% in the second quarter, compared to 13% in the prior quarter and 8% a year ago. And, we were able to accomplish this even with additional investments in headcount to support new product development and sales initiatives.”

Dr. Shillman continued, “For Q3 of 2008, we expect revenue to be down on a sequential basis, primarily because of the seasonal softness in both Factory Automation (which is our largest market segment) and throughout Europe, which accounted for much of our growth in the second quarter. In addition to the effect of seasonality, we now expect that the slowing economic conditions that we have been experiencing in the United States will be spreading internationally starting in Q3.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2008

  Revenue for the second quarter of 2008 increased 23% from the second quarter of 2007 and 11% from the prior quarter due to higher sales to the Factory Automation and Surface Inspection markets. Factory Automation revenue increased both year-on-year and sequentially primarily due to higher revenue from Europe. In the Surface Inspection Market, the increases in revenue are due to higher sales to the metals market, primarily in Asia.
  Gross margin was 72% in the first and second quarters of 2008, and 67% in the second quarter of 2007. Gross margin was flat on a sequential basis despite higher revenue primarily due to product mix; sales of surface inspection systems represented a higher percentage of total revenue in the second quarter of 2008 than in the prior quarter. The increase in the gross margin percentage year-on-year is due to the 2007 charge of $2,126,000 in cost of goods sold related to excess inventory.
  Research, Development & Engineering (R, D & E) spending in the second quarter of 2008 increased 18% from the second quarter of 2007 and 4% from the prior quarter. The increase in R, D & E spending, both year-on-year and sequentially, is due to additional headcount and a higher bonus accrual.
  Selling, General & Administrative (S, G & A) spending in the second quarter of 2008 increased 14% from the second quarter of 2007 and 6% from the prior quarter. The increase in S, G & A spending year-on-year is due to additional headcount, primarily in sales and marketing personnel, and their related commissions and travel costs, a higher bonus accrual, incremental legal fees, and the impact of foreign exchange rates on the company’s international operations. On a sequential basis, S, G & A spending increased due to the items noted above as well as higher stock option expenses as the first quarter had a credit for stock option forfeitures. These increased costs were partially offset by lower sales meetings and outside service fees.
  Cognex reported a foreign currency loss of $647,000 in the second quarter of 2008, a foreign currency loss of $323,000 in the second quarter of 2007 and a foreign currency gain of $1,118,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of receivable and payable balances that are reported in one currency and collected or paid in another.
  Investment and other income was $1,786,000 in the second quarter of 2008, $1,938,000 in the second quarter of 2007 and $2,332,000 in the prior quarter. The decrease year-on-year and sequentially is due to lower yields on invested balances. In addition, other income was lower in the second quarter as compared to the prior quarter.
  The effective tax rate was 26% in the second quarter of 2008, 34% in the second quarter of 2007 and 25% in the prior quarter. The effective tax rate decreased year-on-year due to more of the company’s profits being earned in lower tax jurisdictions than in the second quarter of 2007 and to one-time discrete items that did not repeat. The increase on a sequential basis is due to the current expectation that a greater percentage of the company’s profits will be earned and taxed in higher tax jurisdictions in 2008 than previously anticipated.

Balance Sheet Highlights – June 29, 2008

  Cognex’s financial position at June 29, 2008 was very strong, with approximately $262,000,000 in cash and investments and no debt. In the first six months of 2008, Cognex generated positive cash flow from operations of approximately $28,000,000, paid out over $7,000,000 in dividends to shareholders, and spent $45,620,000 to repurchase approximately 2,166,000 shares of its common stock on the open market.
  Inventories at June 29, 2008 increased by approximately $1,421,000, or 5%, from the end of 2007, and inventory turns in the second quarter were equivalent to 2.7 times per year. The impact of foreign exchange rates added approximately $1,285,000 to the inventory balance in the first six months of 2008; excluding this impact, inventories would have increased by approximately $136,000 since the end of 2007.

Financial Outlook

For the third quarter of 2008, Cognex expects revenue to be between $62 million and $65 million. Gross margin is expected to be in the low-70% range. Operating expenses (R, D & E and S, G & A) are expected to increase by up to 5% on a sequential basis. The effective tax rate, excluding discrete events, is expected to be 25%. As a result of the above, earnings for the third quarter of 2008 are expected to be between $0.14 and $0.18 per diluted share.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted income from continuing operations and non-GAAP adjusted income from continuing operations per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the second quarter of 2008, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 866-219-5894 (or 703-639-1125 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Thursday, July 31, 2008. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1256172.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 400,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall” and similar words. These forward-looking statements, which include statements regarding business and market trends, revenue and earnings growth, and the company’s financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or a significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole-source suppliers of critical components; (7) the inability to attract and retain skilled employees; (8) the inability to design and manufacture high-quality products; (9) the technological obsolescence of current products and the inability to develop new products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the failure to properly manage the distribution of products and services; (12) the inability to protect Cognex proprietary technology and intellectual property; (13) the company’s involvement in time-consuming and costly litigation; (14) the impact of competitive pressures; (15) the challenges in integrating acquired businesses and achieving expected results; (16) exposure to additional tax liabilities; and (17) the other risks detailed in the company’s reports filed with the SEC, including the company’s Form 10-K for the fiscal year 2007. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended			Six Months Ended
	June 29,	March 30,	July 1,	June 29,	July 1,
	2008	2008	2007	2008	2007

Revenue	$67,089	$60,513	$54,742	$127,602	$105,669

Cost of revenue (1)	19,025	17,054	17,950	36,080	32,338

Gross margin	48,064	43,459	36,792	91,522	73,331
Percentage of revenue	72%	72%	67%	72%	69%

Research, development, and engineering expenses (1)	9,290	8,929	7,870	18,219	15,751
Percentage of revenue	14%	15%	14%	14%	15%

Selling, general, and administrative expenses (1)	28,048	26,527	24,593	54,574	48,564
Percentage of revenue	42%	44%	45%	43%	46%

Operating income	10,726	8,003	4,329	18,729	9,016
Percentage of revenue	16%	13%	8%	15%	9%

Foreign currency gain (loss)	(647)	1,118	(323)	471	(441)

Investment and other income	1,786	2,332	1,938	4,118	3,716

Income from continuing operations before income tax expense	11,865	11,453	5,944	23,318	12,291

Income tax expense on continuing operations	3,103	2,862	2,004	5,966	3,664

Income from continuing operations	8,762	8,591	3,940	17,352	8,627
Percentage of revenue	13%	14%	7%	14%	8%

Loss from operations of discontinued business, net of tax	(3,109)	(116)	(113)	(3,224)	(165)

Net Income	$5,653	$8,475	$3,827	$14,128	$8,462

Diluted earnings per weighted-average common and common equivalent share:

Income from continuing operations (2)	$0.21	$0.20	$0.09	$0.41	$0.19
Loss from discontinued operations	$(0.08)	$-	$-	$(0.08)	$-
Net income	$0.13	$0.20	$0.09	$0.33	$0.19

Diluted weighted-average common and common equivalent shares outstanding
	42,588	43,116	44,281	42,742	44,665

Cash dividends per common share	$0.085	$0.085	$0.085	$0.170	$0.170

Cash and investments per common share	$6.16	$5.91	$5.56	$6.14	$5.51

Shareholders equity per common share	$10.94	$10.80	$10.14	$10.90	$10.05

(1) Amounts include stock option expense, as follows:
Cost of revenue	$272	$358	$297	$630	$589
Research, development, and engineering	728	865	723	1,593	1,545
Selling, general, and administrative	1,523	650	1,509	2,173	3,387
Total stock option expense	$2,523	$1,873	$2,529	$4,396	$5,521

(2) Income from continuing operations per diluted common and common equivalent share excluding stock option expense	$0.25	$0.23	$0.13	$0.48	$0.27

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended			Six Months Ended
	June 29,	March 30,	July 1,	June 29,	July 1,
	2008	2008	2007	2008	2007

Revenue (GAAP)	$67,089	$60,513	$54,742	$127,602	$105,669

Gross margin (GAAP)	$48,064	$43,459	$36,792	$91,522	$73,331
Stock option expense	272	358	297	630	589
Charge for excess inventory	-	-	2,126	-	2,126
Gross margin (Non-GAAP)	$48,336	$43,817	$39,215	$92,152	$76,046
Percentage of revenue	72%	72%	72%	72%	72%

R, D & E expenses (GAAP)	$9,290	$8,929	$7,870	$18,219	$15,751
Stock option expense	(728)	(865)	(723)	(1,593)	(1,545)
R, D & E expenses (Non-GAAP)	$8,562	$8,064	$7,147	$16,626	$14,206

S, G & A expenses (GAAP)	$28,048	$26,527	$24,593	$54,574	$48,564
Stock option expense	(1,523)	(650)	(1,509)	(2,173)	(3,387)
S, G & A expenses (Non-GAAP)	$26,525	$25,877	$23,084	$52,401	$45,177

Operating income (GAAP)	$10,726	$8,003	$4,329	$18,729	$9,016
Stock option expense	2,523	1,873	2,529	4,396	5,521
Operating income (Non-GAAP)	$13,249	$9,876	$6,858	$23,125	$14,537
Percentage of revenue	20%	16%	13%	18%	14%

Income from continuing operations (GAAP)	$8,762	$8,591	$3,940	$17,352	$8,627
Stock option expense, net of tax	1,705	1,277	1,701	2,982	3,716
Income from continuing operations excluding stock option expense (Non-GAAP)
	$10,467	$9,868	$5,641	$20,334	$12,343
Percentage of revenue	16%	16%	10%	16%	12%

Income from continuing operations per diluted share (GAAP)	$0.21	$0.20	$0.09	$0.41	$0.19
Stock option expense, net of tax	0.04	0.03	0.04	0.07	0.08
Income from continuing operations per diluted share excluding stock option expense (Non-GAAP)
	$0.25	$0.23	$0.13	$0.48	$0.27

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	June 29,	December 31,
	2008	2007

Assets

Cash and investments	$262,453	$267,888

Accounts receivable	40,125	38,900

Inventories	28,815	27,394

Property, plant, and equipment	28,024	26,636

Goodwill and intangible assets	118,376	120,507

Held for sale assets	3,170	5,919

Other assets	53,347	52,302

Total assets	$534,310	$539,546

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$30,809	$27,343

Income taxes	22,301	22,550

Deferred revenue and customer deposits	15,188	13,288

Shareholders' equity	466,012	476,365

Total liabilities and shareholders' equity	$534,310	$539,546

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three Months Ended			Six Months Ended
	June 29,	March 30,	July 1,	June 29,	July 1,
	2008	2008	2007	2008	2007

Revenue	$67,089	$60,513	$54,742	$127,602	$105,669

Revenue by division:
Modular Vision Systems Division	86%	90%	88%	88%	88%
Surface Inspection Systems Division	14%	10%	12%	12%	12%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Europe	38%	36%	34%	37%	32%
Americas	29%	30%	36%	30%	37%
Japan	21%	24%	21%	22%	23%
Asia	12%	10%	9%	11%	8%
Total	100%	100%	100%	100%	100%

Revenue by market:
Discrete factory automation	67%	68%	63%	68%	61%
Semiconductor and electronics capital equipment	19%	22%	25%	20%	27%
Web and surface inspection	14%	10%	12%	12%	12%
Total	100%	100%	100%	100%	100%

Revenue by product:
Vision software, systems, and sensors	69%	71%	72%	70%	73%
ID products	14%	14%	9%	14%	9%
Web and surface inspection	10%	6%	8%	8%	7%
Service	7%	9%	11%	8%	11%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com